Exhibit 99.1

PRESS RELEASE

               NxGen Networks Announces First Phase of Turnaround Plan;

June 14, 2001  Denver,  Co. /  Internetwire  / NxGen  Networks,  Inc.,  (OTC.BB:
NXNWE), a global telecommunications provider, today announced it has completed the first phase of its turnaround plan by completing the acquisition of Southernplanet, Inc. The company also announced a substantial decrease in headcount to a small number of consultants, as well as conditional funding commitments of $1 milllion in bridge loans. Finally, NxGen's Board has confirmed its intention to complete the FY 2000 audit, 10K and first quarter 2001 10Q with the company's current auditors, Ernst and Young.

The completion of the Southernplanet acquisition, which was announced via signature of Letter of Intent on May 01, 2001, comes days ahead of the scheduled closing target of June 15, 2001. NxGen exchanged 30,647,737 newly-issued shares in exchange for 100% of the outstanding equity of Southernplanet.

Southernplanet's  previous owner,  Seedling  Technologies  Corporation  (OTC.BB:
SEED), now owns approximately 53% of the outstanding and issued capital stock of NxGen Networks. Additionally, as was previously announced, NxGen's Board of Directors is now composed of Douglas B. Spink (Seedling Chairman) as Chairman, Paul R. Peterson, and David Swainson. Additional Board nominees are expected as the turnaround progresses.

The Seedling-lead bridge round of $1 million is expected to follow a rolling close. Simultaneously with this bridge round, NxGen is taking aggressive actions to trim its total outstanding accounts payable in order to conserve cash and operate most effectively.

Additionally, NxGen announced that it has terminated all of its current employees in order to cut its core operational expenses. The company will hire a small number of key technical and executive consultants to assist during the turnaround and integration of Southernplanet's operations. Southernplanet's headcount is unchanged as a result of the reorganization. Patrick Edenholm, Southernplanet's CEO, joins the NxGen management team.

Seedling's CEO, Douglas B. Spink commented "We are ramping down NxGen's operational burn rate while we work through the essential steps of the company's turnaround, recapitalization, and strategic realignment. The difficult decision to terminate employees has not been taken lightly, and is in the best interest of the company right now. NxGen's people are a passionate, corageous, and a effective team. I sincerely hope to be able to re-hire many of them as we ramp the company back up. However, it would be irresponsible to the company and our employees to keep them on while our workout is still in the early stages."

"Dependent on the speed with which we can complete the bridge round, we aim to complete the 2000 10K and 2001 10Q with Ernst and Young by July, and apply for relisting with the Over the Counter market immediately thereafter. The audit and SEC filings have been delayed due to NxGen's cash constraints; completing the bridge round will remove that bottleneck and allow relisting, which is an

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important  tactical  milestone for this  turnaround  effort.  It is not the only goal, but it is an important one to us all."

NxGen CEO Mark Sampson continued: "Cutting NxGen's burn rate is a painful but necessary step, one that none of us relish. This decision does not change our dedication to treat all former employees with complete fairness financially, including payment of all outstanding obligations to them as soon as the bridge round is complete. As we ramp the company back up this fall, I hope to be able to work with many of the members of our team once again. Seedling has helped us to flesh out a viable operating plan that sees us through these difficult, transitional months. While I know it is a sound plan, it is not easy to say goodbye to my colleagues as a result."

NxGen's newly-revamped operating plan will be released in a conference call with investors to be scheduled on July 2nd, 2001. Details on the call will be released on June 25th, and the call will be open to all investors and other interested parties.

Concludes Spink: "We have more hard decisions to make in the days and weeks ahead. It would be easier to push these decisions off on someone else, but it would not be right. Seedling has experience working through difficult situations such as this, and I have confidence that our team - coupled with the excellent executive teams of Southernplanet and NxGen - are up to the job. There is still great risk in this project, but these first milestones are now behind us and, I feel, the risk lessens with every step we take forward."

About NxGen Networks

NxGen Networks, Inc. (OTC.BB: NXNWE), is a global telecommunications company that integrates the latest in voice and data switching technologies onto a single high speed IP/ATM network. The network provides advanced voice and data services impossible to recreate with traditional circuit switching technology. Operational focus is on the rollout of the value-added service to clients and wholesale marketers in Latin America. For additional information about NxGen Networks, visit the company's Web site at www.nxgen-net.com.

About Seedling

Seedling Technologies Corp. (OTC.BB: SEED) was founded in 1998 and specializes in identifying and supporting innovative, technology enabled companies.
Seedling's management then takes a proactive role in supporting profitable growth, working together with the management of its portfolio companies to provide access to key services and relationships. Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies.

Revenue is derived from transactional fees, ongoing consultative work, and sale proceeds from previous direct investments. Seedling's principals have hands-on experience helping more than 20 successful technology companies from founding through sale or other exit opportunities. For additional information about Seedling, visit the company's Web site at www.seedling.net.

This press release includes forward-looking statements. Investors are cautioned that all forward-looking statements contain risks and uncertainties. Certain

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factors,  many of which are beyond  the  control of each  Company,  could  cause actual results to differ materially from those  contemplated by  forward-looking
statements.   There  can  be  no  assurance  that  actual  results,   events  or
developments will occur or be realized as contemplated by such forward looking statements.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk and uncertainties, including but not limited to economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices and other factors discussed in the company's various filings with the Securities and Exchange Commission.

CONTACT:

Douglas B. Spink
Chairman
NxGen Networks, Inc.
800-893-8894
http://www.seedling.net

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